Exhibit 4.5

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (as may be amended, supplemented, modified or varied in accordance with the terms herein, this “Agreement”), dated [●], 2026, is made by and among Inflection Point Acquisition Corp. VI, a Cayman Islands exempted company (the “Company”), IPFX PubCo, Inc., a Delaware corporation (“PubCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated March 26, 2026, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 8,433,333 public warrants to public investors in the Offering and 7,400,000 private placement warrants pursuant to Private Placement Warrants Purchase Agreements by and between the Company and Inflection Point Holdings VI LLC, a Delaware limited liability company, and the Company and Cantor Fitzgerald & Co. (collectively, the “Warrants”), in each case subject to the terms and conditions of the Existing Warrant Agreement.

WHEREAS, on June 8, 2026, the Company, PubCo, Quantum Space, LLC and IPFX Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of PubCo (“Merger Sub”) entered into a business combination agreement (as may be amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the Business Combination Agreement, the Company will change its jurisdiction of incorporation by deregistering from the Register of Companies in the Cayman Islands as a Cayman Islands exempted company by way of continuation out of the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Domestication, (i) each of the then issued and outstanding Class A Shares will convert automatically, on a one-for-one basis, into a share of common stock of the domesticated Company (the “Domesticated Class A Shares”); and (ii) each then issued and outstanding Warrant to purchase one Class A Share will convert automatically into a warrant (the “Domesticated Warrants”) to purchase one Domesticated Class A Share.

WHEREAS, pursuant to the Business Combination Agreement, at the closing of the transactions contemplated thereby (the “Closing”), after giving effect to the Domestication, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of PubCo (the “Merger”), and as a result of the Merger, the holders of Domesticated Class A Shares shall become holders of shares of Class A-1 common stock of PubCo (the “PubCo Class A-1 Common Stock”);

WHEREAS, upon consummation of the Domestication and the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Class A Shares but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for PubCo Class A-1 Common Stock (each such Warrant, a “PubCo Warrant”);

WHEREAS, in connection with the Merger and in accordance with Section 1.03(b) of the Business Combination Agreement, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity or to correct any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and to provide for the delivery of an Alternative Issuance pursuant to Section 4.4.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1 Assignment and Assumption; Consent.

(a)  Assignment and Assumption. As of and with effect on and from the Merger Effective Time (as defined in the Business Combination Agreement), the Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby), and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Merger Effective Time. As a result of the foregoing, from and after the Merger Effective Time, each Domesticated Warrant shall automatically cease to represent a right to acquire Domesticated Class A Shares and shall instead represent a right to acquire PubCo Class A-1 Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby), and PubCo shall issue the shares of PubCo Class A-1 Common Stock issuable upon any valid exercise of the Warrants in accordance with the terms of the Existing Warrant Agreement (as amended hereby).

(b)   Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to PubCo pursuant to Section 1(a) hereof and the assumption of the Existing Warrant Agreement by PubCo from the Company pursuant to Section 1(a) hereof, in each case effective as of the Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Merger Effective Time.

Section 2 Amendment of Existing Warrant Agreement. Effective as of the Merger Effective Time, the Company, PubCo and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Merger and the transactions contemplated by the Business Combination Agreement).

(a)  References to the “Company.” All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo.

(b)   References to Class A Shares. All references to “Class A Shares” and “Ordinary Shares” in the Existing Warrant Agreement (including all Exhibits thereto), in each case when used to refer to the securities issuable upon exercise of the Warrants, shall be references to PubCo Class A-1 Common Stock.

(c)   References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “complete its initial Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing (as defined in the Business Combination Agreement).

(d)   Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

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“9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrants to or on PubCo shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by PubCo with the Warrant Agent), as follows:

Quantum Space, Inc.

801 Thompson Avenue

Rockville, MD 20852

Attention: Patrick Monaghan, Chief Legal Officer

With a courtesy copy via email:

with a required copy (which shall not constitute notice) to:

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attention: Liz Graffeo

With a courtesy copy via email: EGraffeo@reedsmith.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by PubCo to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with PubCo), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Section 3 Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence PubCo Warrants reflecting the conversion and adjustment to the terms and conditions described in this Agreement and in the Existing Warrant Agreement (as amended hereby). Following the Closing, upon request by any holder of a Warrant, PubCo shall issue a new instrument for such Warrant to the holder thereof.

Section 4 Miscellaneous Provisions.

(a)   Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Domestication and the Merger and substantially contemporaneous occurrence of the Merger Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason in accordance with the terms therein.

(b)   Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

(c)  Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of PubCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of PubCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

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Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 4(c). If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

(d)   Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(e)   Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

(f)   Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(g)   Reference to and Effect on the Existing Warrant Agreement. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

(h)  Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INFLECTION POINT ACQUISITION CORP. VI

By:
Name:	Kevin Shannon
Title:	Chief Executive Officer

[Signature Page to Warrant Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IPFX PUBCO, INC.

By:
Name:	Kevin Shannon
Title:	Chief Executive Officer

[Signature Page to Warrant Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]